Exhibit 99.1

Sorrento Therapeutics Welcomes Daniel Levitt as a Director to its Board

San Diego, CA – February 3, 2014 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) a late-stage clinical oncology company developing new treatments for cancer and associated pain, today announced the addition of Clinical Oncologist Daniel Levitt, M.D., Ph.D., as a member to its Board of Directors. He currently serves as Executive Vice President and Chief Medical Officer of CytRx Corporation.

“Daniel’s proven expertise overseeing the successful development of major oncology drugs will be invaluable to Sorrento as we advance our pipeline to address the unmet needs of cancer patients,” said Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento.

Dr. Levitt commented, “I am excited to join Sorrento’s Board of Directors at this pivotal juncture in Sorrento’s evolution as it conducts its registrational trial with Cynviloq™. Sorrento’s lead clinical assets and its strong therapeutic antibody and ADC technologies hold excellent potential for creating groundbreaking therapies. I look forward to working with the Sorrento team to help cancer patients and their physicians.”

Dr. Levitt brings more than 28 years of senior management experience, spearheading numerous oncology drug development programs to commercialization at leading biotechnology and pharmaceutical companies, including CytRx Corporation, Cerimon Pharmaceuticals, Dynavax Technologies Corporation, Affymax, Protein Design Labs, Geron, Sandoz Pharmaceuticals, and Hoffmann-LaRoche. He graduated Magna Cum Laude and Phi Beta Kappa with a Bachelor of Arts degree from Brandeis University. He earned both his M.D. and his Ph.D. in Biology from the University of Chicago, Pritzker School of Medicine. Dr. Levitt has received 10 major research awards and authored or co-authored more than 200 papers and abstracts.

In addition, Sorrento announced that Ernst-Guenter Afting, Ph.D. has stepped down from the Board of Sorrento to focus on consulting and board activities in Europe. “We thank Dr. Afting for his many contributions to the Company,” said Henry Ji.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset is Cynviloq, the next-generation paclitaxel, which will commence its registrational trial and be developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the National Institutes of Health to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated ADC platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the potential for products to be successfully developed using the Concortis technologies; the synergies and prospects for a combined enterprise going forward, including the retention of key personnel; and the clinical development and commercial potential of conjugated antibodies that may be developed based on the acquired technologies; the potential for claims from third parties regarding the use of the antibody-drug conjugates and related technology that may be developed from the merger; the costs and expenses associated with the merger and additional clinical development programs from successful product development efforts; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Contact(s):

Mr. Amar Singh

EVP and Chief Business Officer

Sorrento Therapeutics, Inc.

asingh@sorrentotherapeutics.com

T: + 1 (858) 210-3719

Mr. Ian Stone

Account Director

Canale Communications

ian@canalecomm.com

T: + 1 (619) 849-5388